                                    Exhibit B



                                  DSL.NET, INC.

                   SERIES Y PREFERRED STOCK PURCHASE AGREEMENT

                                DECEMBER 24, 2001

                                TABLE OF CONTENTS

                                                                         Page

1.   PURCHASE AND SALE OF STOCK ............................................1

   1.1    SALE AND ISSUANCE OF SERIES Y PREFERRED STOCK.....................1
   1.2    CLOSINGS..........................................................2

2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................3

   2.1    ORGANIZATION, GOOD STANDING AND QUALIFICATION.....................3
   2.2    CAPITALIZATION AND VOTING RIGHTS..................................3
   2.3    SUBSIDIARIES......................................................4
   2.4    AUTHORIZATION.....................................................5
   2.5    VALID ISSUANCE OF PREFERRED AND COMMON STOCK......................6
   2.6    GOVERNMENTAL CONSENTS.............................................6
   2.7    OFFERING..........................................................7
   2.8    LITIGATION........................................................7
   2.9    PATENTS AND TRADEMARKS............................................7
   2.10   CORPORATE POWER; COMPLIANCE WITH OTHER INSTRUMENTS................8
   2.11   GOVERNMENT PERMITS................................................8
   2.12   REGISTRATION RIGHTS...............................................8
   2.13   REPORTING STATUS..................................................9
   2.14   FINANCIAL STATEMENTS..............................................9
   2.15   NO MATERIAL ADVERSE EFFECT........................................9
   2.16   LISTING...........................................................9
   2.17   COMPANY NOT AN "INVESTMENT COMPANY"...............................9
   2.18   DIRECTOR DESIGNEE"...............................................10

3.   REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.......................10

   3.1    AUTHORIZATION....................................................10
   3.2    PURCHASE ENTIRELY FOR OWN ACCOUNT................................10
   3.3    DISCLOSURE OF INFORMATION........................................10
   3.4    INVESTMENT EXPERIENCE............................................10
   3.5    ACCREDITED INVESTOR..............................................11
   3.6    INVESTOR NOT AN INVESTMENT COMPANY...............................11
   3.7    RESTRICTED SECURITIES............................................11
   3.8    FURTHER LIMITATIONS ON DISPOSITION...............................11
   3.9    SUSPENSION OF TRADING............................................11
   3.10   RELIANCE; MATERIAL CHANGES.......................................12
   3.11   LEGENDS..........................................................12

4.   CONDITIONS OF INVESTORS' OBLIGATIONS AT CLOSING.......................12

   4.1    INITIAL CLOSING..................................................12
   4.2    SECOND CLOSING...................................................13
   4.3    THIRD CLOSING....................................................13

5.   CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING....................14

   5.1    REPRESENTATIONS AND WARRANTIES...................................14
   5.2    PERFORMANCE......................................................14
   5.3    COMPLIANCE CERTIFICATE...........................................14
   5.4    QUALIFICATIONS...................................................14
   5.5    REQUIRED STOCKHOLDER APPROVALS...................................14

6.   COVENANTS.............................................................14

   6.1    DELIVERY OF MONTHLY FINANCIAL STATEMENTS.........................15
   6.2    REQUIRED CORPORATE ACTION........................................15
   6.3    BRIDGE LOAN......................................................15
   6.4    VOTING AGREEMENTS................................................15
   6.5    STOCKHOLDERS AGREEMENT...........................................15
   6.6    NNM LISTING......................................................16
   6.7    POSSIBLE CHANGE TO SERIES Y PREFERRED STOCK TERMS................16

7.   MISCELLANEOUS.........................................................16

   7.1    SURVIVAL.........................................................16
   7.2    SUCCESSORS AND ASSIGNS...........................................16
   7.3    GOVERNING LAW....................................................16
   7.4    COUNTERPARTS.....................................................17
   7.5    TITLES AND SUBTITLES.............................................17
   7.6    NOTICES..........................................................17
   7.7    EXPENSES.........................................................17
   7.8    AMENDMENTS AND WAIVERS...........................................17
   7.9    SEVERABILITY.....................................................17
   7.10   ENTIRE AGREEMENT.................................................17

SCHEDULE A       Schedule of Investors
SCHEDULE B       Schedule of Approved Transferees
SCHEDULE C       Schedule of Exceptions
EXHIBIT A        Form of Designation of Series Y Convertible Preferred Stock
EXHIBIT B        Form of Opinion of Counsel for the Company
EXHIBIT C-1      Form of VantagePointVoting Agreement
EXHIBIT C-2      Form of Series Y Voting Agreement
EXHIBIT D        Form of Bridge Note
EXHIBIT E        Stockholders Agreement

                             INDEX OF DEFINED TERMS

Act.................................................................  2.2(b)
Agreement...........................................................  Preamble
Business Plan.......................................................  4.2(b)
Closing.............................................................  1.2(d)
Common Stock........................................................  1.1(b)
Company.............................................................  Preamble
Compliance with the Business Plan...................................  4.2(b)
Conversion Shares...................................................  1.1(b)
Disinterested Directors.............................................  1.1(c)
Exchange Act........................................................  2.1
Exchange Act Documents..............................................  2.1
GAAP................................................................  2.14
Initial Closing.....................................................  1.2(a)
Intellectual Property...............................................  2.9
Investment Company Act..............................................  2.17
Investor............................................................  Preamble
Laws................................................................  2.10(b)
Material Adverse Effect.............................................  2.1
Monthly Financial Statements........................................  4.2(b)
NNM.................................................................  2.16
Permits.............................................................  2.11
Preferred Stock.....................................................  2.2(a)
Prospectus..........................................................  6.3(b)
Purchase Price......................................................  1.1(c)(i)
Registrable Shares..................................................  6.1(a)
Registration Statement..............................................  6.1(a)
Restated Certificate................................................  4.1(e)
Schedule of Exceptions..............................................  2
SEC.................................................................  3.5
Second Closing......................................................  1.2(b)

Second Closing Series Y Shares......................................  1.1(c)(ii)
Securities..........................................................  3.2
Series Y Designation................................................  1.1(a)
Series Y Director...................................................  7.1
Series Y Preferred Stock............................................  1.1(a)
Series Y Shares.....................................................  1.1(b)
Stock Plans.........................................................  2.2(c)
Subsidiary..........................................................  2.3
Suspension..........................................................  6.3(c)
Suspension Notice...................................................  6.3(c)

                                  DSL.NET, INC.
                   SERIES Y PREFERRED STOCK PURCHASE AGREEMENT

         THIS SERIES Y PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 24th day of December, 2001, by and among DSL.net, Inc., a Delaware corporation (the "Company"), and the investors listed on Schedule A hereto, each of which is herein referred to as an "Investor" and together as the "Investors."

         THE PARTIES HEREBY AGREE AS FOLLOWS:

         1 Purchase and Sale of Stock.

         1.1 Sale and Issuance of Series Y Preferred Stock.

                  (a) Before the Initial Closing (as defined below), the Company shall create and designate a new series of its authorized but unissued shares of preferred stock, par value $0.001 per share, designated as the "Series Y Convertible Preferred Stock" (the "Series Y Preferred Stock") with the rights, preferences, privileges and restrictions set forth in, and shall file with the Secretary of State of Delaware, the Certificate of Designation of Series Y Convertible Preferred Stock, in the form attached hereto as Exhibit A, with any revisions that may be required pursuant to Section 6.7 hereof (the "Series Y Designation").

                  (b) Before the Initial Closing, the Company shall have authorized the sale and issuance to the Investors of up to 15,000 shares (the "Series Y Shares") of Series Y Preferred Stock.

                  (c) (i) Subject to the terms and conditions of this Agreement, at the Initial Closing (as defined below) each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to such Investor, for $1,000 per share (the "Purchase Price") that number of Series Y Shares equal to the Maximum Number of Initial Series Y Shares (as defined below). As used herein, the "Maximum Number of Initial Series Y Shares" shall mean the product obtained by multiplying (i) the maximum aggregate number of Series Y Shares that may be issued to all Investors without violation of the shareholder approval requirements of Section 4350(i)(1) of the Marketplace Rules of The Nasdaq Stock Market, Inc. ("Nasdaq"), by (ii) the percentage set forth opposite such Investor's name on Schedule A hereto under the heading "Investor Percentage."

                  (ii) In the event that all of the conditions set forth in
Section 4.2 have been satisfied or waived at a time when not all of the conditions set forth in Section 4.3 have been satisfied or waived, at the Second Closing (as defined below) each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to such Investor, for the Purchase Price that number of Series Y Shares equal to the difference between
(i) the number of Series Y Shares purchased by the Investor at the Initial Closing and (ii) the number of Series Y Shares set forth opposite such Investor's name on Schedule A hereto under the heading "Number of Second Closing Series Y Shares."

                       Stock Purchase Agreement - Page 2

                  (iii) In the event that all of the conditions set forth in
Section 4.3 have been satisfied or waived at or prior to the date when all of the conditions set forth in Sections 4.2 have been satisfied or waived, at the Second Closing each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to such Investor, for the Purchase Price that number of Series Y Shares equal to the difference between (i) the number of Series Y Shares purchased by the Investor at the Initial Closing and (ii) the number of Series Y Shares set forth opposite such Investor's name on Schedule A hereto under the heading "Maximum Number of Series Y Shares."

                  (iv) In the event that the Second Closing has occurred as described in Section 1.1(c)(ii), at the Third Closing each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to such Investor, for the Purchase Price that number of Series Y Shares set forth opposite such Investor's name on Schedule A hereto under the heading "Additional Series Y Shares."

         1.2 Closings.

                  (a) Initial Closing. The purchase and sale of the Series Y Shares as described in Section 1.1(c)(i) above shall take place at a closing (the "Initial Closing") to be held at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110, at 10:00 A.M., on December 31, 2001, or at such other location, on such other date and at such time as may be mutually agreed upon by the Company and the Investors (the "Initial Closing Date").

                  (b) Second Closing. The purchase and sale of the Series Y Shares described in Section 1.1(c)(ii) or Section 1.1(c)(iii) above shall take place at a closing (the "Second Closing") to be held at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110, at 10:00 A.M. on a date within two business days after the date on which the last of the conditions set forth in Section 4.2 has been satisfied or waived, or at such other location, on such other date and at such time as may be mutually agreed upon by the Company and the Investors (the "Second Closing Date").

                  (c) Third Closing. If required, the purchase and sale of the Series Y Shares described in Section 1.1(c)(iv) above shall take place at a closing (the "Third Closing") to be held at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110, at 10:00 A.M. on a date within two business days after the date on which the last of the conditions set forth in Section 4.3 has been satisfied or waived, or at such other location, on such other date and at such time as may be mutually agreed upon by the Company and the Investors (the "Third Closing Date").

                  (d) Assignment of Right to Purchase Series Y Shares. Each Investor may assign all or any portion of its right and obligation to purchase the number of Series Y Shares set forth opposite such Investor's name under the headings "Maximum Series Y Shares," on Schedule A to any person listed on Schedule B or any other financial investor upon obtaining the prior written consent of the Company; provided, however, that the assignee (if not at the relevant time already a signatory hereto) executes a counterpart signature page to this Agreement agreeing to be bound by all the terms of this Agreement. Notwithstanding the foregoing, any Investor who

                       Stock Purchase Agreement - Page 3


assigns all or any portion of its right and obligation to purchase Series Y Shares hereunder shall remain obligated to purchase such Series Y Shares and perform its assigned obligations hereunder to the extent that the assignee fails to do so. The Company shall, without the consent of the Investors, amend Schedule A to provide for the sale and issuance of Series Y Shares to one or more investors that shall become party to this Agreement in accordance with the provisions of this Section 1.2(d). The terms "Investor" and "Investors" shall include such additional investors as exist, from time to time.

                  (e) At each Closing, the Company shall deliver to each Investor a certificate evidencing the Series Y Shares purchased by such Investor at such Closing against payment of the full Purchase Price therefor by, at the option of each Investor, (i) wire transfer of funds, (ii) delivery to the Company for cancellation Bridge Notes with a principal amount equal to the amount of such Purchase Price, or (iii) delivery or transfer of such sum to the Company by any combination of such methods of payments. The Initial Closing, the Second Closing and the Third Closing each may be referred to herein as a "Closing."

         2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that, except as set forth on a Schedule of Exceptions (the "Schedule of Exceptions") furnished to each Investor and special counsel for the Investors, specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:

         2.1. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted as described in the documents filed by the Company under the Securities Exchange Act of 1934 (the "Exchange Act"), since the end of its most recently completed fiscal year through the date hereof, including, without limitation, its most recent annual report on Form 10-K (the "Exchange Act Documents"). The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would, either individually or in the aggregate, have a material adverse effect upon the condition (financial or otherwise), earnings, business or business prospects, properties or operations of the Company and its Subsidiaries, considered as one enterprise (a "Material Adverse Effect").

         2.2. Capitalization and Voting Rights.

                  (a) The authorized capital stock of the Company consists, or will consist immediately prior to the Initial Closing, of: (i) 20,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), of which
(i) 15,000 shares will have been designated Series Y Preferred Stock, all of which may be issued pursuant to this Agreement, (ii) 20,000 shares of Series X Convertible Preferred Stock (the "Series X Preferred Stock"), of which 10,000 shares were issued and outstanding as of the date hereof, and 10,000 shares are subject to issuance pursuant to the terms of the Series X Convertible Preferred Stock Purchase Agreement dated as of November 14, 2001 (the "Series X Purchase Agreement") among the Company and the Investors listed on Schedule A thereto and
(iii) 200,000,000 shares of common stock, par value $0.0005 per share (the "Common Stock"), of the Company, of which 64,763,709 shares

                       Stock Purchase Agreement - Page 4

were issued and outstanding as of November 9, 2001. The rights, privileges and preferences of the Series Y Preferred Stock will be as stated in the Series Y Designation.

                  (b) The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "Act"), and any relevant state securities laws, or pursuant to valid exemptions therefrom.

                  (c) Except for (i) the transactions contemplated by this Agreement and the Series X Purchase Agreement, (ii) the conversion privileges of the Series Y Preferred Stock to be issued under this Agreement, (iii) the conversion privileges of the Series X Preferred Stock issued or to be issued pursuant to the Series X Purchase Agreement, (iv) an aggregate of no more than 17,563,126 shares of its Common Stock reserved for issuance under the Company's Amended and Restated 1999 Stock Plan, the Vector Internet Services Inc. 1997 Stock Option Plan, the Vector Internet Services Inc. 1999 Stock Option Plan, the Company's 1999 Employee Stock Purchase Plan and the Company's 2001 Stock Option and Incentive Plan (together, the "Stock Plans"), and (iii) an aggregate of 83,314 shares of its Common Stock reserved for issuance upon the exercise of warrants issued to VantagePoint Venture Partners 1996, L.P. and VantagePoint Communications Partners, L.P, there were no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock as of the date of this Agreement. Other than the Voting Agreements, the Stockholders Agreement (as defined below) and the Series X Purchase Agreement, the Company is not a party or subject to any agreement or understanding, and, to the best of the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security of the Company.

                  (d) The shares of Common Stock, the shares of Series X Preferred Stock and the shares of Series Y Preferred Stock that are subject to the Voting Agreements are sufficient, if voted in accordance with the Voting Agreements, under the Delaware General Corporation Law and the Company's certificate of incorporation and by-laws to obtain the Required Stockholder Approvals (as defined in Section 2.4 below), assuming (i) the exercise of all currently outstanding options, warrants, rights or agreements for the purchase or acquisition of any shares of the Company's capital stock that may be exercised on or after the date hereof and (ii) the transfer of all shares of Common Stock which are permitted to be transferred under the VantagePoint Voting Agreement without the consent or approval of the Investors and the Company.

         2.3 Subsidiaries. Each of the Company's Subsidiaries (as defined in Rule 405 under the Act) (each a "Subsidiary") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed and has all requisite corporate or limited liability company power and authority to carry on its business as now conducted and as proposed to be conducted as described in the Exchange Act Documents. Each of the Company's Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would have a Material Adverse Effect. The outstanding shares of capital stock or limited liability company interests, as applicable, of each of

                       Stock Purchase Agreement - Page 5

the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of all liens, encumbrances and equities and claims; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into shares of capital stock or ownership interests in the Subsidiaries are outstanding.

         2.4 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company to be performed by it at or before the Closings hereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series Y Preferred Stock being sold hereunder and the Conversion Shares has been taken or will be taken prior to the Initial Closing, except that (i) the issuance, sale and delivery of the Series Y Preferred Stock being sold hereunder and the shares of Common Stock to be issued upon conversion of the Series Y Shares (the "Conversion Shares") (other than the Series Y Preferred Stock being sold at the Initial Closing and the related Conversion Shares) requires the approval of the Company's stockholders pursuant to Nasdaq Marketplace Rule 4350(i)(1); (ii) the number of Conversion Shares issuable upon conversion of the Series Y Preferred Stock exceeds the number of authorized, unissued and unreserved shares of Common Stock on the date of this Agreement and, as a result, all corporate action necessary to amend the certificate of incorporation of the Company to authorize an additional number of shares of Common Stock necessary to allow for the issuance of the Conversion Shares will need to be taken, including the approval of such an amendment by the Company's stockholders and the filing of an instrument necessary to implement such an amendment with the Secretary of State of Delaware; (iii) all corporate action necessary to amend the certificate of incorporation of the Company (including the Certificate of Designation that created the Series X Preferred Stock (the "Series X Designation")) (A) to increase the closing sale price of the Corporation's Common Stock on the NNM necessary to cause an automatic conversion of the Series X Preferred Stock referenced in Section 3(b) of the Series X Designation from $2.00 per share to $2.50 per share, (B) to reflect that the Series X Preferred Stock and Series Y Preferred Stock shall rank on parity with one another for purposes of Sections 2 and 6 of the Series X Designation and (C) to reflect in
Section 5(a) of the Series X Designation that the Company can authorize or issue, or obligate itself to issue, commencing six months after the date of filing with the Secretary of State of Delaware of the Series Y Designation, equity securities having rights, preferences or privileges pari passu with the Series X Preferred Stock without the consent of the holders of at least a majority of the then outstanding Series X Preferred Stock will need to be taken, including the approval of such amendments by the holders of the Series X Preferred Stock and the Company's stockholders and the filing of an instrument necessary to implement such amendments with the Secretary of State of Delaware;
(iv) all corporate action necessary to amend the Series Y Designation to add the clause contemplated by Section 6.7 will need to be taken, including the approval of such an amendment by the Company's Board of Directors and the holders of the Series X Preferred Stock and the filing of an instrument necessary to implement such an amendment with the Secretary of State of Delaware (the stockholder approvals specified in clauses (i), (ii), (iii) and (iv) of this sentence shall constitute the "Required Stockholder Approvals"); and (v) to the extent that, as a result of any anti-dilution adjustment to the Conversion Price (as defined in both the Series X Designation and Series Y Designation), the

                       Stock Purchase Agreement - Page 6

number of shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock and Series Y Preferred Stock exceeds the number of authorized and unissued shares of Common Stock on the date of such adjustment, corporate action will need to be taken to amend the certificate of incorporation of the Company to authorize an additional number of shares of Common Stock and to reserve such number of shares of Common Stock necessary to allow for the issuance of such excess number of shares of Common Stock. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws and principles relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification and contribution provisions contained herein may be limited by applicable federal or state securities laws.

         2.5 Valid Issuance of Preferred and Common Stock. The Series Y Preferred Stock that is being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. Assuming the certificate of incorporation of the Company is amended to authorize an additional number of shares of Common Stock necessary to allow for the issuance of the Conversion Shares, the Conversion Shares will be duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Series Y Designation, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws; provided, however, that to the extent that, as a result of any anti-dilution adjustment to the Conversion Price (as defined in both the Series X Designation and Series Y Designation), the number of shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock and Series Y Preferred Stock exceeds the number of authorized and unissued shares of Common Stock on the date of such adjustment, corporate action will need to be taken to amend the certificate of incorporation of the Company to authorize an additional number of shares of Common Stock and to reserve such number of shares of Common Stock necessary to allow for the issuance of such excess number of shares of Common Stock.

         2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the execution and delivery of this Agreement, the issuance of shares of Series Y Preferred Stock pursuant to the terms of this Agreement and the issuance of Conversion Shares upon conversion of shares of Series Y Preferred Stock in accordance with the Series Y Designation, except (i) the filing of the Series Y Designation and certificates of amendment or amended and restated certificates of incorporation necessary to implement any amendments to the certificate of incorporation of the Company (including the Series X Designation) to increase the number of authorized shares of Common Stock, to amend the terms of the Series X Preferred Stock and to implement any other matter contemplated by this Agreement, (ii) such filings as may be required to be made with Nasdaq, (iii) regulatory filings, approvals and notices, including filings and notices with the Federal Communications Commission and state public utility commissions, which either have

                       Stock Purchase Agreement - Page 7

been made or for which the failure to make would not have a Material Adverse Effect, (iv) filings as are required pursuant to applicable federal and state securities laws, which filings will be made within the required periods, and (v) if and to the extent that, as a result of any anti-dilution adjustment to the Conversion Price (as defined in both the Series X Designation and Series Y Designation), the number of shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock and Series Y Preferred Stock exceeds the number of authorized and unissued shares of Common Stock on the date of such adjustment, corporate action will need to be taken to amend the certificate of incorporation of the Company to authorize an additional number of shares of Common Stock and to reserve such number of shares of Common Stock necessary to allow for the issuance of such excess number of shares of Common Stock.

         2.7 Offering. Subject in part to the truth and accuracy of each Investor's representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Series Y Preferred Stock as contemplated by this Agreement is, and the issuance of the Conversion Shares in accordance with the terms of the Series Y Designation will be, exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

         2.8 Litigation. There is no action, suit, proceeding or known investigation pending or, to the Company's knowledge, currently threatened against the Company or any of its Subsidiaries, officers or directors that questions the validity of this Agreement, or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any Material Adverse Effect, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing.

         2.9 Patents and Trademarks. Each of the Company and its Subsidiaries owns or possesses sufficient rights to use all material patents, patent rights, trademarks, copyrights, licenses, inventions, trade secrets, trade names and know-how (collectively, "Intellectual Property") owned or possessed by it or that are necessary for the conduct of its business as now conducted or as proposed to be conducted as described in the Exchange Act Documents except where the failure to currently own or possess such rights would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of, or has any knowledge of, any asserted infringement by the Company or any of its Subsidiaries of, any rights of a third party with respect to any Intellectual Property that the Company believes, individually or in the aggregate, would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of, or has any knowledge of, infringement by a third party with respect to any Intellectual Property of the Company or of any Subsidiary that the Company believes, individually or in the aggregate, would have a Material Adverse Effect.

         2.10 Compliance with Other Instruments.

                  (a) Neither the Company nor any of its Subsidiaries is in violation of (i) its respective organizational documents or (ii) any Laws which, in the case of (ii), would have a Material Adverse Effect.

                       Stock Purchase Agreement - Page 8

                  (b) The execution and delivery of this Agreement, the issuance and sale of the Series Y Preferred Stock under this Agreement, the issuance of the Conversion Shares upon conversion of the Series Y Preferred Stock in accordance with the Series Y Designation, the fulfillment of the terms of this Agreement and the consummation of the transactions contemplated hereby will not
(a) conflict with or constitute a violation of, or default (with the passage of time or otherwise) under, (i) any material bond, debenture, note or other evidence of indebtedness, lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any Subsidiary is a party or by which it or any of its Subsidiaries or their respective properties are bound, (ii) subject to the exceptions set forth in the first sentence of Section 2.4, the charter, by-laws or other organizational documents of the Company or any Subsidiary, or (iii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority (collectively, "Laws") applicable to the Company or any Subsidiary or their respective properties, except in the case of clauses (i) and (iii) for any such conflicts, violations or defaults which are not reasonably likely to have a Material Adverse Effect or (b) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any Subsidiary or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them is bound or to which any of the material property or assets of the Company or any Subsidiary is subject.

         2.11 Government Permits. The Company and each of its Subsidiaries has obtained all necessary franchises, permits, licenses, and any similar authority (collectively, "Permits") necessary for the conduct of its business as now being conducted and as proposed to be conducted by it, except where the failure to obtain such Permit could not reasonably be expected to have a Material Adverse Effect.

         2.12 Registration Rights. Except as provided herein, in the Series
X Purchase Agreement and in the Amended and Restated Investors' Rights Agreement dated as of July 16, 1999 between the Company and the purchasers named therein, the Company has not granted to or agreed to grant to any holders of shares of its Common Stock or securities convertible into Common Stock registration rights with respect to such shares under the Act.

         2.13 Reporting Status. The Company has filed in a timely manner all documents that the Company was required to file under the Exchange Act during the 12 months preceding the date of this Agreement. All such documents complied in all material respects with the SEC's requirements as of their respective filing dates, and the information contained therein as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

         2.14 Financial Statements. The financial statements of the Company and the related notes contained in the Exchange Act Documents present fairly, in accordance with generally accepted accounting principles, the financial position of the Company and its Subsidiaries as of

                       Stock Purchase Agreement - Page 9

the dates indicated, and the results of its operations and cash flows for the periods therein specified consistent with the books and records of the Company and its Subsidiaries except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which are not expected to be material in amount. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods therein specified, except as may be included in the notes to such financial statements, or in the case of unaudited statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act and except as disclosed in the Exchange Act Documents. The other financial information contained in the Exchange Act Documents has been prepared on a basis consistent with the financial statements of the Company.

         2.15 No Material Adverse Effect. Except as disclosed in Exchange
Act Documents, since September 30, 2001, there has not been (i) any material adverse change in the financial condition or earnings of the Company and its Subsidiaries considered as one enterprise, (ii) any material adverse event affecting the Company or its Subsidiaries, (iii) any obligation, direct or contingent, that is material to the Company and its Subsidiaries considered as one enterprise, incurred by the Company, except obligations incurred in the ordinary course of business, (iv) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any of its Subsidiaries, or (v) any loss or damage (whether or not insured) to the physical property of the Company or any of its Subsidiaries which has been sustained which has a Material Adverse Effect.

         2.16 Listing. The Company's Common Stock is registered pursuant to
Section 12(g) of the Exchange Act and is listed on the Nasdaq Stock Market, Inc. National Market (the "NNM").

         2.17 Company not an "Investment Company." The Board of Directors of the Company has taken all action which is necessary to cause Harry F. Hopper to become a Class I Director of the Company immediately after the Initial Closing.

         3. Representations and Warranties of the Investors. Each Investor hereby represents and warrants that:

         3.1 Authorization. Such Investor has full power and authority to enter into this Agreement and such Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of

                       Stock Purchase Agreement - Page 10

creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.

         3.2 Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Bridge Notes, the Series Y Shares and the Conversion Shares (collectively, the "Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

         3.3 Disclosure of Information. Such Investor represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities, and the business, properties, prospects and financial condition of the Company.

         3.4 Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, such Investor also represents it has not been organized for the purpose of acquiring the Securities. Such Investor has carefully considered the potential risks relating to the Company and a purchase of the Securities, and fully understands that the Securities are speculative investments which involve a high degree of risk of loss of such Investor's entire investment. Among others, such Investor has carefully considered each of the risks identified under the caption "Risk Factors" and "Additional Risk Factors" in the Exchange Act Documents.

         3.5 Accredited Investor. Such Investor is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

         3.6 Investor Not an Investment Company. Such Investor is not an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act.

         3.7 Restricted Securities. Such Investor understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, such Investor represents that it is

                       Stock Purchase Agreement - Page 11

familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

         3.8 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities to any third party unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3 to the extent this Section is then applicable, and:

                  (a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                  (b) (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act.

                  Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor that is a partnership to any general or limited partner of such partnership or to the estate of any such partner or to any corporation, partnership, or other entity which is an affiliate of such partnership or the transfer by gift, will or intestate succession by any such partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original Investor hereunder.

         3.9 Suspension of Trading. Such Investor acknowledges that there may occasionally be times when the Company determines that it must suspend the use of the prospectus forming a part of a registration statement covering the Securities. Such Investor is aware that, in such event, the Securities will not be subject to ready liquidation, and that any Securities purchased by the Investor would have to be held during such suspension. The overall commitment of such Investor to investments which are not readily marketable is not excessive in view of such Investor's net worth and financial circumstances, and any purchase of the Securities will not cause such commitment to become excessive.

         3.10 Reliance; Material Changes. The information contained herein is complete and accurate and may be relied upon by the Company, and such Investor will notify the Company promptly of any material change in any of such information occurring prior to each Closing.

         3.11 Legends. It is understood that the certificates evidencing the Securities may bear the following legend:

                  "These securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws. They may not be sold,

                       Stock Purchase Agreement - Page 12

                  offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act and any applicable state securities laws or pursuant to an exemption under such laws, together with, in certain cases, an opinion of counsel satisfactory to the Company that such registration is not required."

         4. Conditions of Investors' Obligations at Closings.

         4.1 Initial Closing. The obligations of each Investor to purchase Series Y Shares at the Initial Closing are subject to the fulfillment on or before the Initial Closing of each of the following conditions, unless such condition or conditions are waived by the Investors purchasing at least a majority of the Series Y Shares being purchased at the Initial Closing:

         (a) Representations and Warranties. The representations and warranties of the Company contained in Section 2 of this Agreement shall be true in all material respects (other than representations and warranties subject to "materiality" or "Material Adverse Effect" qualifiers, which shall be true in all respects) on and as of the Initial Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing, except to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date.

         (b) Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Initial Closing.

         (c) Compliance Certificate. The President or Chief Executive
Officer of the Company shall deliver to each Investor at the Initial Closing a certificate stating that the conditions specified in Section 4.1(a) and Section 4.1(b) have been fulfilled.

         (d) Qualifications. All Permits, if any, that are required in connection with the lawful issuance and sale of the Series Y Preferred Stock pursuant to this Agreement shall be duly obtained and effective as of the Initial Closing except any regulatory filings, approvals and notices, including filings and notices with the Federal Communications Commission and state public utility commissions, which the failure to obtain or to be effective would not have a Material Adverse Effect.

         (e) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Investors, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request. This may include, without limitation, good standing certificates and certification by the Company's Secretary regarding the Amended and Restated Certificate of Incorporation (the "Restated Certificate") and Bylaws and Board of Directors and stockholder resolutions (if any) relating to this transaction.

                       Stock Purchase Agreement - Page 13

         (f) Opinion of Company Counsel. Each Investor shall have received from Testa, Hurwitz & Thibeault, LLP, counsel for the Company, an opinion, dated as of the Initial Closing, in the form attached hereto as Exhibit B.

         (g) Management Rights Agreement. The Company shall execute and deliver to The Lafayette Investment Fund, L.P. a management rights agreement reasonably acceptable to both parties to allow The Lafayette Investment Fund, L.P. to maintain the status of a "venture capital operating company," as defined in the Department of Labor Regulations, Section 2501.3-101(d).

         4.2 Second Closing. The obligations of each Investor to purchase Series Y Shares at the Second Closing are subject to the fulfillment on or before the Second Closing of each of the following conditions, unless such condition or conditions are waived with respect to such Closing by Investors purchasing at least a majority of the Series Y Shares being purchased at such
Closing:

         (a) Initial Closing. The Initial Closing shall have occurred.

         (b) Required Stockholder Approvals. The Company shall have obtained the Required Shareholder Approvals.

         (c) No proceeding shall have been instituted which has not been withdrawn or dismissed (i) seeking to have an order for relief entered in respect of the Company, or seeking a declaration or entailing a finding that the Company is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment or composition or other similar relief with respect to the Company, its assets or its debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law, or (ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar person for the Company or for all or any substantial part of its property.

         (d)......The Company shall not have (i) after taking into effect the proposed Closing, become generally unable to pay its debts as they become due,
(ii) voluntarily suspended transaction of its business, (iii) made a general assignment for the benefit of creditors, (iv) instituted a proceeding described in Section 4.2(c), (v) consented to any order for relief, declaration, finding or relief described in Section 4.2(c), (vi) consented to the appointment or to the taking of possession by, any such official or all or any substantial part of this property whether or not any proceeding is instituted, dissolves winds-up or liquidates itself or any substantial part of its property, or (vii) taken any action in furtherance of any of the foregoing.

         4.3 Third Closing. The obligations of each Investor to purchase
Series Y Shares at the Third Closing, if required, are subject to the fulfillment on or before the Third Closing of each of the following conditions, unless such condition or conditions are waived with respect to such Closing by Investors purchasing at least a majority of the Series Y Shares being purchased at such Closing:

         (a) Initial Closing. The Initial Closing shall have occurred.

                       Stock Purchase Agreement - Page 14

         (b) Series X Preferred Stock Investment. The Company shall have received not less than $14,990,000 from the sale of Series X Preferred Stock pursuant to the terms of the Series X Purchase Agreement.

         5. Conditions of the Company's Obligations at Closing. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before each Closing (except in the case of Section 5.5, which section shall only apply to the Second Closing and the Third Closing) in which such Investor participates of each of the following conditions by that Investor, unless waived in writing by the Company:

         5.1 Representations and Warranties. The representations and warranties of such Investor contained in Section 3 shall be true on and as of each Closing in which each such Investor purchases shares of Series Y Preferred Stock with the same effect as though such representations and warranties had been made on and as of each such Closing.

         5.2 Performance. Such Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before each Closing.

         5.3 Compliance Certificate. Such Investor shall deliver to the Company at each Closing a certificate stating that the conditions specified in Sections 5.1 and 5.2 have been satisfied.

         5.4 Qualifications. All Permits, if any, that are required in connection with the lawful issuance and sale of the Series Y Preferred Stock pursuant to this Agreement shall be duly obtained and effective as of each Closing.

         5.5 Required Stockholder Approvals.. The Company shall have obtained the Required Shareholder Approvals on or prior to the Second Closing.

         6. Covenants.

         6.1 Delivery of Monthly Financial Statements. As soon as practicable, but in any event within twenty (20) business days after the end of each month, up to and until the later of (i) the Second Closing or (ii) June 30, 2002, the Company shall deliver to each Investor holding at least 20% of the then outstanding shares of Series Y Preferred Stock an unaudited statement of operations for the month then ended and for the portion of the fiscal year to the end of such month, and a balance sheet as of the close of such month. Each Investor shall maintain the confidentiality of any information so obtained by it. All such statements and balance sheets shall be prepared by the Company in accordance with GAAP applied on a consistent basis throughout the periods therein specified and with past practice, except as may be set forth in the notes to such financial statements or as may be permitted by the SEC on Form 10-Q under the Exchange Act and shall present fairly the financial condition of the Company and its results of operation for the period specified, subject to year-end adjustment.

                       Stock Purchase Agreement - Page 15

         6.2 Required Corporate Action. The Company shall take all action required under the Delaware General Corporation Law and the Company's certificate of incorporation and its by-laws to convene a meeting of the stockholders of the Company to consider and obtain the Required Stockholder Approvals. The Company shall promptly prepare and file a proxy statement with the SEC to solicit the consents of the Company's stockholders necessary to obtain the Required Stockholder Approvals. The Company shall use its reasonable best efforts to hold the meeting of the stockholders to obtain the Required Stockholder Approvals as promptly as possible following the filing of such proxy with the SEC but in no event later than June 30, 2002. If, at any time or from time to time, the Company's certificate of incorporation needs to be amended to increase the number of authorized but unissued shares of Common Stock to permit full conversion of the outstanding shares of Series X Preferred Stock or Series Y Preferred Stock or any other action of the Company's shareholders is required to fully implement the transactions contemplated by this Agreement (including the actions necessary to obtain the Required Stockholder Approvals), each Investor shall vote all shares of capital stock of the Company (including shares of Series Y Preferred Stock and Common Stock) in favor of such action.

         6.3 Bridge Loan. In the event that the aggregate purchase price of the Series Y Shares purchased by the Investors at the Initial Closing is less than $10,000,000, then at the Initial Closing each Investor agrees, severally and not jointly, to loan to the Company an amount equal to the product obtained by multiplying (A) the difference between (i) the purchase price of the Series Y Shares purchased by such Investor at the Initial Closing and (ii) $10,000,000, by (B) the percentage set forth opposite such Investor's name on Schedule A hereto under the heading "Investor Percentage" (each, a "Bridge Loan"). Each Bridge Loan shall be evidenced by a Bridge Note in the form attached hereto as Exhibit D (collectively, the "Bridge Notes").

         6.4 Voting Agreements. Simultaneously with the execution and delivery of this Agreement, each of the Company, the Investors, VantagePoint Venture Partners III (Q), L.P., VantagePoint Venture Partners III, L.P., VantagePoint Communications Partners, L.P. and VantagePoint Venture Partners 1996, L.P. has executed and delivered a Voting Agreement in the form of Exhibit C-1 (the "VantagePoint Voting Agreement"). Simultaneously with the execution and delivery of this Agreement, each of the Company and the Investors has executed and delivered a Voting Agreement in the form of Exhibit C-2 (the "Series Y Voting Agreement," and together with the VantagePoint Voting Agreement, the "Voting Agreements"). Neither Company nor its Board of Directors shall take any action that would cause any of the Voting Agreements to be unenforceable in accordance with its terms under applicable law.

         6.5 Stockholders Agreement. Simultaneously with the execution and delivery of this Agreement, each of the Company, the Investors, VantagePoint Venture Partners III (Q), L.P., VantagePoint Venture Partners III, L.P., VantagePoint Communications Partners, L.P. and VantagePoint Venture Partners 1996, L.P. has executed and delivered a Stockholders Agreement, in the form of Exhibit E (the "Stockholders Agreement"), which agreement shall be effective as of the Initial Closing.

                       Stock Purchase Agreement - Page 16

         6.6 NNM Listing. The Company shall use commercially reasonable efforts to comply with all requirements of the NNM with respect to the listing of the Conversion Shares on the NNM.

         6.7 Possible Change to Series Y Preferred Stock Terms. Promptly after the execution and delivery of this Agreement, the Company shall use its commercially reasonable efforts to seek the clearance of Nasdaq under the Nasdaq's voting rights policy to include in Section 5 of the Series Y Designation an additional clause (c), which shall read as follows: "(c) authorize or issue, or obligate itself to issue, (i) any other equity security, including any other security convertible into or exercisable for any equity security, having rights, preferences or privilegessenior to the Series Y Preferred Stock or (ii) during the six month period beginning on the Filing Date, any other equity security, including any other security convertible into or exercisable for any equity security, having rights, preferences or privileges pari passu with the Series Y Preferred Stock." To the extent practicable, single counsel to the Investors shall have the right to participate in all discussions with the Nasdaq. If the Company obtains such clearance prior to the scheduled date of the Initial Closing set forth in Section 1.2(a), the Series Y Designation shall be revised to include such additional clause. If the Company does not obtain such clearance prior to the scheduled date of the Initial Closing set forth in Section 1.2(a), the Series Y Designation shall not be revised to include such additional clause.

         7. Miscellaneous.

         7.1 Survival. The warranties, representations and covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closings for a period of twelve months following the last Closing held pursuant to this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company; provided, however, the representations and warranties in Section 2.5 and the terms in
Section 6 shall survive indefinitely, and provided that representations and warranties speak only as of the time they are made.

         7.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities); provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (ii) such transferee shall agree to be subject to all applicable terms and restrictions set forth in this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         7.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Connecticut as applied to agreements among Connecticut residents entered into and to be performed entirely within Connecticut.

                       Stock Purchase Agreement - Page 17

         7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         7.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

         7.7 Expenses. Irrespective of whether a particular Closing is effected, the Company and the Investors shall bear their own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement, provided, however, that upon each Closing, the Company shall, reimburse the reasonable fees and expenses of a single counsel for the Investors (not to exceed an aggregate of $100,000 for all Closings).

         7.8 Amendments and Waivers. Except as otherwise set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and holders of a majority of the Conversion Shares (including Conversion Shares issuable upon conversion of the Series Y Preferred Stock). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company. Notwithstanding anything to the contrary contained herein, the Investors holding the right to purchase a majority of the Series Y Shares hereunder shall have the right to waive any condition in order to effectuate the purchase of the Series Y Shares contemplated herein.

         7.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         7.10 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants with respect to such subject matter except as specifically set forth herein or therein.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

                       Stock Purchase Agreement - Page 18

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    COMPANY:

                                    DSL.net, Inc.


                                    By: /s/ David Struwas
                                        ---------------------------------------
                                    Title: Chairman and CEO

                                    Address: 545 Long Wharf Drive
                                             New Haven, CT 06511


                         [ADDITIONAL SIGNATURES FOLLOW]

                       Stock Purchase Agreement - Page 19

                               COLUMBIA CAPITAL EQUITY PARTNERS III
                               (QP), L.P.

                               By: Columbia Capital Equity Partners III, L.P.
                                   its general partner

                               By: Columbia Capital III, LLC
                                   its general partner

                               By: /s/ Harry Hopper
                               Name:    Harry Hopper
                                        Manager

                               COLUMBIA CAPITAL EQUITY PARTNERS II (QP), L.P.

                               By: Columbia Capital Equity Partners, LLC
                               its general partner

                               By: /s/ Harry Hopper
                               Name:    Harry Hopper
                                        Manager

                               COLUMBIA CARDINAL PARTNERS, LLC

                               By: Columbia Capital, L.L.C.
                               Managing Member

                               By: /s/ Donald A. Doering
                                   ---------------------
                               Name: Donald A. Doering
                               Chief Financial Officer

                               COLUMBIA BROADSLATE PARTNERS, LLC

                               By: Columbia Capital III, L.L.C.
                               Managing Member

                               By: /s/ Donald A. Doering
                                   ---------------------
                               Name: Donald A. Doering
                               Chief Financial Officer

                       Stock Purchase Agreement - Page 20

                               COLUMBIA CAPITAL EQUITY PARTNERS III (AI), L.P.

                               By: Columbia Capital Equity Partners III, L.P.
                                   its general partner

                               By: Columbia Capital III, LLC
                                   its general partner

                               By: /s/ Donald A. Doering
                                   ---------------------
                               Name: Donald A. Doering
                               Chief Financial Officer

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                       Stock Purchase Agreement - Page 21


                               CHARLES RIVER PARTNERSHIP X,
                               A LIMITED PARTNERSHIP

                               By: Charles River X GP, LLC
                                   General Partner


                               By:/s/ Rick Burnes, Jr.
                                  --------------------
                               Name: Rick Burnes, Jr.
                               Title: General Partner


                               CHARLES RIVER PARTNERSHIP X-A,
                               A LIMITED PARTNERSHIP

                               By: Charles River X GP, LLC,
                                   General Partner


                               By:/s/ Rick Burnes, Jr.
                                  --------------------
                               Name: Rick Burnes, Jr.
                               Title: General Partner


                               CHARLES RIVER FRIENDS X-B, LLC

                               By: Charles River Friends, Inc.
                                   Manager

                               By:/s/ Rick Burnes, Jr.
                                  --------------------
                               Name: Rick Burnes, Jr.
                               Title: General Partner


                               CHARLES RIVER FRIENDS X-C, LLC

                               By: Charles River Friends, Inc.
                               Manager

                               By:/s/ Rick Burnes, Jr.
                                  --------------------
                               Name: Rick Burnes, Jr.
                               Title: General Partner

                       Stock Purchase Agreement - Page 22

                                    THE LAFAYETTE INVESTMENT FUND, L.P.

                                    By: Lafayette Investment Partners, L.P.,
                                        its sole general partner

                                    By: Lafayette Private Equities, Inc.,
                                        its sole general partner


                                        By: /s/ Robert Sussman
                                            ------------------------------------
                                                Robert Sussman
                                                Vice President


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                       Stock Purchase Agreement - Page 23


                                    N.I.G. - BROADSLATE, LTD.


                                    By: /s/ George Nasra
                                        ----------------------------------------
                                    Name: George Nasra
                                    Title: Managing Director

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                       Stock Purchase Agreement - Page 24

         Each undersigned Investor hereby executes the DSL.net, Inc. Series Y Preferred Stock Purchase Agreement dated as of December 24, 2001, by and among the Company and the investors listed on Schedule A thereto (the "Agreement") and hereby agrees to all of the provisions of the Agreement and hereby authorizes this signature page to be attached to a counterpart of such Agreement executed by the other parties thereto.


                                         By:
                                              ----------------------------------

                                         Name:
                                                --------------------------------

                                         Title:
                                                 -------------------------------

                                         Address:





                                         Dated:



Accepted and Agreed:

DSL.net, Inc.


By:
   -----------------------------------------

Name:
     ---------------------------------------

Title:
      --------------------------------------

Dated:
      --------------------------------------

                                   SCHEDULE A

                                                    SCHEDULE OF INVESTORS
------------------------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS                             INVESTOR      NUMBER OF SECOND     MAXIMUM NUMBER    ADDITIONAL SERIES Y SHARES
                                            PERCENTAGE     CLOSING SERIES Y      OF SERIES Y
                                                                SHARES              SHARES
------------------------------------------------------------------------------------------------------------------------------

Columbia Capital Equity Partners III         25.846%            2,584.6            3,876.9                  1,292.3
(QP), L.P.
c/o Columbia Capital Corporation
200 North Union Street
Suite 300
Alexandria, VA  22314

Columbia Capital Equity Partners II           3.380%              338                507                      169
(QP), L.P.
c/o Columbia Capital
200 North Union Street
Suite 300
Alexandria, VA  22314

Columbia Cardinal Partners, LLC               3.626%             362.6              543.9                    181.3
c/o Columbia Capital Corporation
200 North Union Street
Suite 300
Alexandria, VA  22314

Columbia Broadslate Partners, LLC            20.720%             2,072              3,108                    1,036
c/o Columbia Capital Corporation
200 North Union Street
Suite 300
Alexandria, VA  22314

Columbia Capital Equity Partners III          1.428%             142.8              214.2                    71.4
(AI), L.P.
c/o Columbia Capital Corporation
200 North Union Street
Suite 300
Alexandria, VA  22314

The Lafayette Investment Fund, L.P.           25.0%              2,500             3,750.0                   1,250
Fountain Place
1445 Ross at Field
Dallas, TX 75202-2785

Charles River Partnership X,                  6.034%             603.4              905.0                    301.6
A Limited Partnership
c/o Charles River Ventures
1000 Winter Street, Suite 3300
Waltham, MA 02451

Charles River Partnership X-A,                .165%              16.5                24.8                     8.3
A Limited Partnership
c/o Charles River Ventures
1000 Winter Street, Suite 3300
Waltham, MA 02451

Charles River Friends X-B, LLC                .398%              39.8                59.7                    19.9
c/o Charles River Ventures
1000 Winter Street, Suite 3300
Waltham, MA 02451

                               SCHEDULE A - CON'T

                              SCHEDULE OF INVESTORS
------------------------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS                             INVESTOR      NUMBER OF SECOND     MAXIMUM NUMBER    ADDITIONAL SERIES Y SHARES
                                            PERCENTAGE     CLOSING SERIES Y      OF SERIES Y
                                                                SHARES              SHARES
------------------------------------------------------------------------------------------------------------------------------

Charles River Friends X-C, LLC                .070%               7.0                10.5                     3.5
c/o Charles River Ventures
1000 Winter Street, Suite 3300
Waltham, MA 02451

N.I.G. - Broadslate, Ltd.                    13.333%            1,333.3            2,000.0                   666.7
c/o National Bank of Kuwait
299 Park Avenue
New York, NY 10171-0023

                                          --------------- -------------------- ----------------- -----------------------------
TOTAL                                          100%             10,000              15,000                   5,000

                                   SCHEDULE B

               Columbia Cardinal Partners, LLC, and its affiliates
              Columbia Broadslate Partners, LLC, and its affiliates
              J.P. Morgan Partners (SBIC), LLC, and its affiliates
             Bessemer Venture Partners IV, L.P. , and its affiliates
                  Bessec Ventures IV, L.P. , and its affiliates
    Charles River Partnership X-A, A Limited Partnership, and its affiliates
               Charles River Friends X-B, LLC, and its affiliates
               Charles River Friends X-C, LLC, and its affiliates
                Court Square Ventures I, LLC, and its affiliates
              Tall Oaks Broadslate Partners LP, and its affiliates
                   Village Ventures, Inc., and its affiliates
              Sixty Wall Street SBIC Fund, L.P., and its affiliates

                                   EXHIBIT A:
         FORM OF DESIGNATION OF THE SERIES Y CONVERTIBLE PREFERRED STOCK

                                                 Exhibit A to Purchase Agreement


                             DESIGNATION OF SERIES Y
                           CONVERTIBLE PREFERRED STOCK

                                       OF

                                  DSL.NET, INC.


         DSL.net, Inc., a company organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law by action of the Board of Directors of the Corporation at a meeting held on December __, 2001:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation and in accordance with the General Corporation Law of the State of Delaware and the provisions of the Corporation's Amended and Restated Certificate of Incorporation, a new series of preferred stock, par value $.00l per share, of the Corporation is hereby created and designated as the "Series Y Convertible Preferred Stock," and the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

         A. Designation and Amount. A total of 15,000 shares of the Corporation's previously undesignated preferred stock, par value $.001 per share, shall be designated as "Series Y Convertible Preferred Stock" (the "Series Y Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series Y Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance (i) upon the exercise of outstanding options, rights or warrants for the purchase of Series Y Preferred Stock or (ii) upon the conversion of any outstanding securities issued by the Corporation convertible into Series Y Preferred Stock.

                1. Dividend Provisions. The holders of shares of Series Y Preferred Stock shall be entitled to receive dividends out of funds legally available therefor, in cash or, at the sole option of the Corporation, but only in case of a dividend payment under clause (ii) below, in shares of the Corporation's common stock, par value $.0005 per share (the "Common Stock"), measured at the fair market value of the Common Stock at the time the dividend is declared, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock, at the rate of $120 per share per annum (the "Accruing Dividends") (as adjusted for any stock splits, stock dividends, recapitalizations or the like affecting the Series Y Preferred Stock after the date of the filing of this Designation of Series Y Convertible Preferred Stock (the "Series Y Certificate of Designation") with the Secretary of State of the State of Delaware), when and if declared by the Board of Directors. Accruing Dividends shall accrue on a monthly basis on each share of the

Series Y Preferred Stock from the date of original issuance of such share, whether or not earned or declared and shall be cumulative. Notwithstanding the foregoing, accrued but unpaid dividends shall be paid on each outstanding share of the Series Y Preferred Stock upon the earliest to occur of (i) any liquidation, dissolution, winding up or Change of Control (as defined in subsection 2(c)(i)), which payment shall be made as provided in Section 2; (ii) any conversion of such share of the Series Y Preferred Stock into Common Stock; or (iii) any redemption of such share of the Series Y Preferred Stock, which payment shall be made as provided in Section 6. The holders of a majority of the then outstanding shares of Series Y Preferred Stock may waive any dividend or dividend preference that such holders shall be entitled to receive under this
Section 1 by giving the Corporation written notice of such waiver. For the purpose of this Section 1, "fair market value" shall be determined in accordance with Section 2(c)(ii) hereof.

         2. Liquidation Preference.

                (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntarily, the holders of Series Y Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock and any other class or series of preferred stock (whenever designated or created) that is junior to the Series Y Preferred Stock with respect to the liquidation, dissolution or winding up of the Corporation by reason of their ownership thereof, an amount per share equal to the sum of $1,000.00 (the "Original Series Y Issue Price") plus, in the case of each share, an amount equal to all Accruing Dividends thereon unpaid (whether or not declared) computed to the date payment thereon is made (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like affecting the Series Y Preferred Stock after the date of the filing of this Series Y Certificate of Designation with the Secretary of State of the State of Delaware). If upon the occurrence of such event, the assets and funds available for distribution to the holders of shares of Series Y Preferred Stock and any other class or series of preferred stock (whenever designated or created) that is on parity with the Series Y Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series Y Preferred Stock and any other such class or series of Preferred Stock in proportion to the amount of such preferential amounts due on the shares of Series Y Preferred Stock and any other such class or series of Preferred Stock owned by each such holder. The Corporation's Series X Convertible Preferred Stock, par value $.001 per share (the "Series X Preferred Stock"), shall rank on parity with the Series Y Preferred Stock with respect to the liquidation, dissolution or winding up of the Corporation.

                (b) Upon completion of the distribution required by subsection
(a) of this Section 2 and any other distribution required by the Corporation's certificate of incorporation (including any certificate of designation for another class or series of preferred stock), all of the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed among the holders of shares of Series X Preferred Stock, Series Y Preferred Stock, Common Stock and any other class or series of stock of the Corporation (whenever designated or created) that is not limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate on the distribution of assets upon the liquidation, dissolution or winding up of the Corporation pro rata based on the number of shares of Common Stock then held by each such holder (assuming full conversion of all convertible or exchangeable stock, including the Series X Preferred Stock and Series Y Preferred Stock, into shares of Common Stock, regardless of whether or not such shares are then convertible).

                (c) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) if, following such transaction, the holders of the outstanding voting power of the Corporation prior to the transaction cease to hold, directly or indirectly, a majority of the outstanding voting power of the surviving entity or (B) a sale of all or substantially all of the assets of the Corporation, unless in case of either clause (A) or (B) the holders of a majority of the then outstanding shares of Series Y Preferred Stock elect to the contrary by giving written notice thereof to the Corporation at least three days before the effective date of such event. If such notice is given, the provisions of subsection 3(h) below shall apply. In connection with any such transaction contemplated by the first sentence of this paragraph, all consideration payable to the stockholders of the Corporation, in connection with a merger or consolidation, or all consideration payable to the Corporation, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in the case of an asset sale, shall be paid to and deemed (to the fullest extent permitted by law) distributed (in the case of a merger or consolidation) or available for distribution and payment as provided herein (in the case of a sale of assets), as applicable, to the holders of capital stock of the Corporation in accordance with the preference and priorities set forth in this Section 2, with such preferences and priorities specifically intended to be applicable in any such Change of Control transaction as if the same were a liquidation, dissolution or winding up. If applicable, the Corporation shall either (x) cause the agreement and plan of merger or consolidation to provide as a consequence of such merger or consolidation for the conversion of the outstanding shares of Series Y Preferred Stock into the right to receive an amount either in cash, or, in the case of a merger or consolidation for stock, stock of the surviving corporation equal to the applicable amount payable under this Section 2; or (y) immediately concurrent with the consummation with the sale of all or substantially all of the assets of the Corporation, cause the redemption of all outstanding shares of the Series Y Preferred Stock for an amount either in cash or, in the case of a sale of assets for stock, stock of the surviving corporation equal to the applicable amount payable under this Section 2. The occurrence of any event set forth in clause
(A) or (B) of the first sentence of this subsection 2(c)(i) is sometimes referred to as a "Change of Control."

         (ii) In any of such events, if the consideration received by the Corporation or its stockholders is other than cash or securities, its value will be deemed its fair market value, as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                  (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                           (1) If traded on a securities exchange or through the
                  Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) day period ending three
                  (3) days prior to the closing;

                           (2) If actively traded over-the-counter, the value
                  shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the ten (10) day period ending three (3) days prior to the closing; and

                           (3) If there is no active public market, the value
                  shall be the fair market value thereof, as determined in good faith by the Board of Directors.

                  (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate or by virtue of any securities law or regulation) shall be to make an appropriate discount from the market value determined as above in (A)
(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

                  (iii) In the event the requirements of this subsection 2(c) are not complied with, the Corporation shall forthwith either:

                  (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                  (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of shares of Series Y Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

         (iv) The Corporation shall give each holder of record of shares of Series Y Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the then outstanding shares of Series Y Preferred Stock.

         3. Conversion. From and after the date on which the Corporation's certificate of incorporation is amended to increase the number of authorized shares of Common Stock to at least 250,000,000 shares, the holders of shares of the Series Y Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) Right to Convert.

                  (i) Each share of Series Y Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series Y Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series Y Preferred Stock shall be $0.50; provided, however, that the Conversion Price shall be subject to adjustment as set forth in subsection 3(d).

         (b) Automatic Conversion. Each share of Series Y Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect immediately upon the close of business on the date on which the closing sale price of the Corporation's Common Stock on the Nasdaq Stock Market has exceeded $2.50 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like affecting the Common Stock after the date of the filing of this Series Y Certificate of Designation with the Secretary of State of the State of Delaware (the "Filing Date")) for a period of 45 consecutive trading days; provided, however, that such period of 45 consecutive trading days must commence and end following the date that is 180 days after the Filing Date.

         (c) Mechanics of Conversion. Before any holder of shares Series Y Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Series Y Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Series Y Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series Y Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering shares of Series Y Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of shares of Series Y Preferred Stock shall not be deemed to have converted such shares until immediately prior to the closing of such sale of securities.

         (d) Adjustment of Price Upon Issuance of Common Stock. Except as provided in subsection 3(e), if and whenever the Corporation shall issue or sell, or is, in accordance with subsections 3(d)(i) through 3(d)(vii), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, immediately upon such issue or sale, the Conversion Price shall be reduced to the price per share at which the Corporation issued or sold, or is deemed to have issued or sold, such shares of Common Stock.

         For purposes of this subsection (d), the following subsections 3(d)(i) through 3(d)(vii)) shall also be applicable:

                  (i) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subsection 3(d)(iii), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                  (ii) Issuance of Convertible Securities. In case the Corporation shall in any manner issue or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subsection 3(d)(iii), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subsection 3(d)(iii), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                  (iii) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 3(d)(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsection 3(d)(i) or 3(d)(ii), or the rate at which Convertible Securities referred to in subsection 3(d)(i) or 3(d)(ii) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

                  (iv) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold at a price per share equal to $.0005; provided, however, that no adjustment shall be made in connection with (i) dividends payable in shares of Common Stock payable pro rata to holders of the Series Y Preferred Stock and to holders of any other class or series of stock, whether or not paid to holders of any other class of stock, or (ii) dividends payable in shares of Series Y Preferred Stock.

                  (v) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options and other securities shall each be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                  (vi) Record Date. In case the Corporation shall take a record of the holders of shares of its Common Stock for the purpose of entitling them
(A) to receive a dividend or other distribution payable in shares of Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be; provided, however, if such dividend or distribution is not fully made on the date fixed therefor, the Conversion Price for the Series Y Preferred Stock shall be recomputed accordingly and thereafter the Conversion Price for the Series Y Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends, distributions or granting of rights, if any.

                  (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this subsection 3(d).

         (e) Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of (A) the issuance, or deemed issuance, of shares of Common Stock to directors, officers, employees or consultants of the Corporation or a subsidiary of the Corporation in connection with their service as directors of the Corporation or a subsidiary of the Corporation, their employment by the Corporation or a subsidiary of the Corporation or their retention as consultants by the Corporation or a subsidiary of the Corporation under the Corporation's Amended and Restated 1999 Stock Plan, the Vector Internet Services Inc. 1997

Stock Option Plan, the Vector Internet Services Inc. 1999 Stock Option Plan, the Corporation's 1999 Employee Stock Purchase Plan or the Company's 2001 Stock Option and Incentive Plan (the "Plans"), plus such additional number of shares issued or issuable to directors, officers, employees or consultants of the Corporation or a subsidiary of the Corporation under any amendment of the Plans, or under other plans, adopted or assumed by the Corporation with the approval of the Board of Directors of the Corporation (including a majority of the Series X Directors (as defined in Section 4(b) of the Certificate of Designation of Series X Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on November 14, 2001) (the "Series X Certificate of Designation")), plus such number of shares of Common Stock which are repurchased by the Corporation from such persons pursuant to contractual rights held by the Corporation and at repurchase prices not exceeding the respective original purchase prices paid by such persons to the Corporation therefor, (B) the issuance of shares of Common Stock upon exercise of the warrant to purchase 27,770 shares of Common Stock (appropriately adjusted to reflect the occurrence of any event described in subsection 3(f)) issued to VantagePoint Venture Partners 1996, L.P., (C) the issuance of shares of Common Stock upon exercise of the warrant to purchase 55,544 shares of Common Stock (appropriately adjusted to reflect the occurrence of any event described in subsection 3(f)) issued to VantagePoint Communications Partners, L.P., (D) the issuance, or deemed issuance, of shares of Common Stock pursuant to a merger, consolidation or stock or asset acquisition approved by the Corporation's Board of Directors, including a majority of the Series X Directors; (E) the issuance of shares of Common Stock upon the conversion of the Series X Preferred Stock or Series Y Preferred Stock;
(F) the issuance of up to an aggregate of 20,000 shares of Series X Preferred Stock (including the 10,000 shares issued prior to the Filing Date) ; and (G) the issuance, or deemed issuance, of securities of the Corporation for any purpose and in any amount as approved by the Corporation's Board of Directors, which approval shall include a majority of the Series X Directors and the approval of the Series Y Director (as defined in the Stockholders Agreement dated as of December 24, 2001 among the Company, holders of the Series X Preferred Stock and holders of the Series Y Preferred Stock).

         (f) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         (g) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or in Section 2), provision shall be made so that the holders of the Series Y Preferred Stock shall thereafter be entitled to receive upon conversion of the Series Y Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of such Series Y Preferred Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series Y Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series Y Preferred Stock) shall be applicable after that event in as nearly equivalent a way as practicable.

         (h) Adjustment for Merger or Reorganization. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger, or sale that is treated as a liquidation under subsection 2(c) above), each share of Series Y Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series Y Preferred Stock would have been entitled upon such consolidation, merger or conveyance.

         (i) No Impairment. Without the approval of the holders of a majority of the then outstanding shares of Series Y Preferred Stock, the Corporation will not, by amendment of its certificate of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Series Y Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of shares of Series Y Preferred Stock against impairment.

         (j) No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series Y Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share, determined on the basis of the total number of shares of Series Y Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

         (k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price for the Series Y Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series Y Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Y Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) such adjustment and readjustment, (2) the applicable Conversion Price for the Series Y Preferred Stock at the time in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of the Series Y Preferred Stock.

         (l) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series Y Preferred Stock, at least ten (10) days prior to the date specified therein or such shorter period agreed upon by written consent of the holders of a majority of the outstanding shares of the Series Y Preferred Stock, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         (m) Reservation of Stock Issuable Upon Conversion. From and after the date on which the Corporation's certificate of incorporation is amended to increase the number of authorized shares of Common Stock to at least 250,000,000 shares, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Y Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Y Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Y Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series Y Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Series Y Certificate of Designation or its certificate of incorporation.

         (n) Notices. Any notice required by the provisions of this Series Y Certificate of Designation to be given to the holders of shares of Series Y Preferred Stock shall be deemed given if delivered in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Series Y Preferred Stock at the address of such holder as shown on the books of the Corporation.

         4. Voting Rights. The holder of each share of Series Y Preferred Stock shall have the right to 978.5 votes (appropriately adjusted to reflect the occurrence of any event described in subsection 3(f)). Each holder of Series Y Preferred Stock shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the by-laws of the Corporation. Except as may otherwise be provided in the Corporation's certificate of incorporation (including this Series Y Certificate of Designation) or required by law, the Series Y Preferred Stock shall vote or act together with all other classes and series of capital stock of the Corporation (including the Common Stock) as a single class on all actions to be taken by the stockholders of the Corporation.

         5. Protective Provisions. So long as at least 25% of the shares of Series Y Preferred Stock originally issued are outstanding, the Corporation shall not, nor shall it allow any of its subsidiaries, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series Y Preferred Stock, voting as a separate series:

         (a) alter or change the rights, preferences or privileges of the shares of Series Y Preferred Stock as set forth in this Series Y Certificate of Designation, so as to affect adversely the shares; or

         (b) authorize any reclassification of the Series Y Preferred Stock.

         6. Redemption. The shares of Series Y Preferred Stock shall be redeemed as follows:

         (a) Optional Redemption. At any time on or after January 1, 2005, the holders of at least a majority of the then outstanding shares of the Series Y Preferred Stock may request that the Corporation redeem all (and not less than all) of the outstanding shares of Series Y Preferred Stock pursuant to the terms of this Section 6 (the "Series Y Redemption Request"). Upon receipt of the Series Y Redemption Request, the Corporation shall promptly notify the holders of the Series X Preferred Stock of the Series Y Redemption Request. Upon receipt of a Redemption Request (in such case as defined under the Series X Certificate of Designation), the Corporation shall promptly notify the holders of the Series Y Preferred Stock of such Redemption Request. Upon receipt of the Series Y Redemption Request, the Corporation shall redeem from any source of funds legally available therefor the outstanding shares of the Series Y Preferred Stock in full on a date that is no more than 120 days after the date of the Redemption Notice, as defined in Section 6(c) below (the "Redemption Date").

         (b) Redemption Price and Payment. The Series Y Preferred Stock to be redeemed on the Redemption Date shall be redeemed by paying for each share in cash an amount (such amount being referred to as the "Redemption Price") equal to $1,000 (as such amount may be adjusted for any stock splits, stock dividends, recapitalizations or the like affecting the Series Y Preferred Stock) plus, in the case of each share, an amount equal to all Accruing Dividends unpaid thereon (whether or not declared) and any other dividends declared but unpaid thereon, computed to the date payment thereof is made available.

         (c) Redemption Mechanics. At least 20 but not more than 60 days prior to the Redemption Date, written notice (the "Redemption Notice") shall be given by the Corporation to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series Y Preferred Stock notifying such holder of the redemption and specifying the Redemption Price, such Redemption Date, the number of shares of Series Y Preferred Stock to be redeemed from such holder and the place where said Redemption Price shall be payable and calling upon such holder to surrender to the Corporation, in the manner and at the place designated his certificate or certificates representing the shares to be redeemed. On or after the Redemption Date, each holder of Series Y Preferred Stock shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption

Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series Y Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If, on the Redemption Date, the funds of the Corporation legally available for redemption of shares of (A) Series Y Preferred Stock, (B) Series X Preferred Stock and (C) any other class or series of preferred stock (whenever designated or created) that (1) entitles the holders thereof to cause the Corporation to redeem such shares and (2) is on parity with the Series Y Preferred Stock with respect to redemption by the Corporation, are insufficient to redeem the total number of shares of Series Y Preferred Stock, Series X Preferred Stock and any other class or series of preferred stock to be redeemed on such Redemption Date, the holders of such shares shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date were actually redeemed. The shares of Series Y Preferred Stock, Series X Preferred Stock and any other class or series of preferred stock required to be redeemed but not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series Y Preferred Stock, Series X Preferred Stock and any other class or series of preferred stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above. The Series X Preferred Stock shall rank on parity with the Series Y Preferred Stock with respect to redemption by the Corporation.

         (d) Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Series Y Preferred Stock redeemed pursuant to this Section 6 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series Y Preferred Stock.

         (e) Waiver of Redemption. Any redemption of shares of Series Y Preferred Stock required to be made by the Corporation by the Redemption Date may be waived or postponed by the vote or written consent of the holders of at least a majority of the shares of Series Y Preferred Stock then outstanding.

         7. Status of Converted Stock. In the event any shares of Series Y Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by a duly authorized officer of the Corporation as of this ____ day of _________, 200_.

                                              DSL.net, Inc.

                                              By:
                                                 -------------------------------

                                   EXHIBIT B:
                   FORM OF OPINION OF COUNSEL FOR THE COMPANY

                                   [omitted]

                                  EXHIBIT C-1:
                      FORM OF VANTAGEPOINT VOTING AGREEMENT

                                 [See Exhibit D
                                       to
                                 Schedule 13D]

                                  EXHIBIT C-2:
                        FORM OF SERIES Y VOTING AGREEMENT

                                 [See Exhibit E
                                       to
                                 Schedule 13D]

                                   EXHIBIT D:
                               FORM OF BRIDGE NOTE

                                   [omitted]

                                   EXHIBIT E:
                         FORM OF STOCKHOLDERS AGREEMENT

                                 [See Exhibit C
                                       to
                                 Schedule 13D]